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                   CONSENT OF KPMG LLP, INDEPENDENT AUDITORS


The Board of Directors
Talarian Corporation

We consent to the use of our report, incorporated herein by reference, dated March 17, 2000, except as to note 10, which is as of July 15, 2000, relating to the consolidated balance sheets of Talarian Corporation and subsidiary as of September 30, 1998 and 1999, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended September 30, 1999, which report appears in the registration statement on Form S-1 (File No. 333-34694) of Talarian Corporation.


Mountain View, California
July 20, 2000